Exhibit 10.1

June 19, 2013

Mr. Robert W. Decherd

Chairman, President and

  Chief Executive Officer

A. H. Belo Corporation

Dallas, Texas

Dear Robert:

On behalf of the Board of Directors, I am pleased to confirm the details of your role as Vice Chairman of the Board, effective September 11, 2013. We thank you again for the outstanding job you have done as Chief Executive Officer since the Company’s establishment in 2007, including leading A. H. Belo through unprecedented challenges, and for your leadership in the succession planning process over the past year.

As Vice Chairman, you will fulfill responsibilities related to corporate governance and corporate management (and other such matters) as assigned by the Board, its Lead Director, and Jim Moroney as CEO. In Jim’s absence you will chair any meeting(s) of the Board.

Your compensation as Vice Chairman will be $300,000 per year effective January 1, 2014 and continuing until December 31, 2016. You will retire as an active employee of the Company at that time and begin to receive director fees in effect then, continuing until your retirement from the Board whenever that should occur. For the remainder of 2013, you will concentrate your energies on a smooth transition between yourself and Jim, and you will be compensated through December 31 at your current level, including the full-year bonus opportunity based on A. H. Belo’s consolidated EBITDA and attainment of your Individual Non-Financial Objectives.

Beginning January 1, 2014 and continuing until your retirement as a director of the Company, A. H. Belo will provide you an office of reasonable size in a Class A office building of your choice, including parking. The Company will also pay for a full-time executive assistant during this period who will be an employee of the Company and qualify for benefits available to all other employees, as well as parking at your new office. You and your executive assistant will be connected to A. H. Belo’s network and receive full IT support until your retirement as a director. The office and parking arrangements will survive any change in control of A. H. Belo, meaning that any remaining lease or parking obligation will be the responsibility of the Company and not yours.

Best regards,

/s/ John P. Puerner
John P. Puerner
Lead Director